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Aluminum Corporation of China
No. 62 North Xizhimen Street
100082 Beijing, China

Dear Sirs:

Re: Peru Copper Inc.

We understand that you intend to make an Offer to acquire all of the outstanding common shares of Peru Copper Inc. ("PCI") for cash consideration of Cdn. $6.60 per share. The undersigned acknowledges that we will tender the shares of PCI beneficially owned by us (as outlined in Schedule A attached hereto) to the Offer. Notwithstanding the foregoing, in the event a third party proposes a transaction (a "Competing Offer") to all shareholders of PCI pursuant to which it will acquire shares of PCI and the value of the consideration per share offered under such Competing Offer is in our opinion greater than the value of the consideration per share payable pursuant to the Offer, we reserve the right to tender to the Competing Offer.

Per:	/s/ GEORGE R. IRELAND George R. Ireland Managing Member, CEO, CIO Geologic Resource Partners, LLC

Schedule A — Ownership of Securities

Name of Registered Owner	Number and Class of Securities
Goldman Sachs Inc. f/b/o Geologic Resource Fund L.P. Name of Shareholder	Shareholder's Owned Shares: 327,272 Common Shares
n/a Name of Holder of Options	Options with respect to Shareholder's Option Shares: n/a Common Shares

Schedule A — Ownership of Securities

Name of Registered Owner	Number and Class of Securities
Goldman Sachs Inc. f/b/o Geologic Resource Fund Ltd. Name of Shareholder	Shareholder's Owned Shares: 923,428 Common Shares
n/a Name of Holder of Options	Options with respect to Shareholder's Option Shares: Common Shares

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Schedule A — Ownership of Securities
Schedule A — Ownership of Securities